Exhibit 10.21

SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF A PLAN OF ARRANGEMENT UNDER
SECTION 288 OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, c.57

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF IANTHUS CAPITAL HOLDINGS, INC.

AND IANTHUS CAPITAL MANAGEMENT, LLC, AND INVOLVING S8 RENTAL SERVICES, LLC,

MPX BIOCEUTICAL ULC, BERGAMOT PROPERTIES, LLC, IANTHUS HOLDINGS FLORIDA, LLC,

GROWHEALTHY PROPERTIES, LLC, FALL RIVER DEVELOPMENT COMPANY, LLC, CGX LIFE

SCIENCES INC., GTL HOLDINGS, LLC, IANTHUS EMPIRE HOLDINGS, LLC, AMBARY, LLC,

PAKALOLO, LLC, IANTHUS ARIZONA, LLC, S8 MANAGEMENT, LLC, SCARLET GLOBEMALLOW, LLC, GHHIA MANAGEMENT, INC., MCCRORY’S

SUNNY HILL NURSERY, LLC,

IA IT, LLC, PILGRIM ROCK MANAGEMENT, LLC, MAYFLOWER

MEDICINALS, INC., IMT, LLC,

GREENMART OF NEVADA NLV, LLC, IANTHUS NEW JERSEY, LLC, IA CBD, LLC, CITIVA MEDICAL, LLC, GRASSROOTS VERMONT MANAGEMENT SERVICES, LLC, AND FWR, INC.

IANTHUS CAPITAL HOLDINGS, INC. AND IANTHUS CAPITAL MANAGEMENT, LLC

AMENDED AND RESTATED PLAN OF ARRANGEMENT

August 6, 2020

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6.3	Effectiveness	21
ARTICLE 7 GENERAL		21
7.1	Deemed Consents, Waivers and Agreements	21
7.2	Waiver of Defaults	22
7.3	Paramountcy	22
7.4	Deeming Provisions	22
7.5	Modification of Plan	23
7.6	Notices	23
7.7	Different Capacities	26
7.8	Consent of Requisite Consenting Parties	26
7.9	Further Assurances	26

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PLAN OF ARRANGEMENT

ARTICLE 1
INTERPRETATION

1.1       Definitions

In this Plan, unless otherwise stated:

“Affected Equity” means all Existing Equity other than the Existing Shares;

“Affected Equity Claim” means an equity claim (as defined in Section 2(1) of the Companies’ Creditors Arrangement Act, R.S.C. 1985 c.C-36) in respect of any iAnthus Party;

“Affected Equityholders” means the holders of any Affected Equity (including, for greater certainty, the holders of Options and Warrants);

“Amended and Restated Secured Note Purchase Agreement” means the third amended and restated secured note purchase agreement to be entered into between ICM, the New Secured Note Guarantors, the New Secured Noteholders and the Collateral Agent, each acting reasonably, which shall govern the issue of the New Secured Notes with an aggregate principal amount equal to the New Secured Notes Aggregate Principal Amount, and become effective on the Effective Date in accordance with the sequence set out in Section 4.3;

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and Section 7.5 of this Plan or made at the direction of the Court in the Interim Order or the Final Order and with the consent of the Petitioners and the Requisite Consenting Parties, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated August 6, 2020, between ICH and ICM, as amended, modified and/or supplemented from time to time in accordance with its terms;

“BCBCA” means the Business Corporations Act, SBC 2002, c 57, as amended;

“BCBCA Proceedings” means the proceedings commenced by the Petitioners under the BCBCA in connection with this Plan;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario, Vancouver, British Columbia or New York, New York;

“CDS” means the CDS Clearing and Depository Services Inc. and its successors and assigns;

“Circular” means the notice for each of the Secured Noteholders’ Meeting, the Unsecured Debenture Holders’ Meeting and the Equityholders’ Meeting, and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent by ICH to the Secured Noteholders, Unsecured Debenture Holder and Equityholders in connection with the Secured Noteholders’ Meeting the Unsecured Debenture Holders Meeting and the Equityholders Meeting, respectively, in form and substance acceptable to the Petitioners and the Requisite Consenting Parties;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the iAnthus Parties, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty) or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the iAnthus Parties through any affiliate, subsidiary, associated or related person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Closing Certificate” means a certificate in the form attached hereto as Appendix “A” which, when signed by an authorized representative of the Petitioners, each of the Initial Supporting Unsecured Debenture Holders and the Collateral Agent (for and on behalf of the Secured Lenders), will constitute acknowledgment by such Persons that this Plan has been implemented to their respective satisfaction;

“Collateral Agent” means the collateral agent for the Secured Notes or New Secured Notes, as the context requires, being Gotham Green Admin 1, LLC, or its successors or assigns;

“Company Advisors” means McMillan LLP, Duane Morris LLP, Lax O’Sullivan Lisus Gottlieb LLP, FTI Consulting Canada Inc. and its counsel, and Canaccord Genuity Corp.;

“Court” means the Supreme Court of British Columbia;

“CSE” means the Canadian Securities Exchange;

“Debt Exchange Common Shares” means the 6,072,579,699 common shares in the capital of ICH to be issued to the Secured Lenders and Unsecured Debenture Holders pursuant to the Plan;

“Debtholder Claims” means, collectively, the Interim Lender Claims, the Secured Noteholder Claims and the Unsecured Debenture Holder Claims;

“Direct Registration System” means an electronic register of the Shares maintained by a transfer agent selected by ICH;

“Distribution Record Date” means a date to be mutually determined by ICH and the Requisite Consenting Parties for purposes of distributions under this Plan;

“DTC” means the Depository Trust & Clearing Corporation and its successors and assigns;

“Effective Date” means the date shown on the Closing Certificate;

“Effective Time” means the time on the Effective Date specified as the “Effective Time” on the Closing Certificate;

“Equityholders” means the Shareholders, the holders of Options and the holders of Warrants;

“Equityholders’ Arrangement Resolution” means the resolution of the Equityholders relating to the Arrangement considered at the Equityholders’ Meeting, substantially in the form attached as Appendix C to the Circular;

“Equityholders’ Meeting” means the meeting of the Equityholders as of the Record Date to be called and held pursuant to the Interim Order for the purpose of considering and voting on the Equityholders’ Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournment(s) or postponements) of such meeting;

“Existing Board” means the board of directors of ICH as at the date hereof. For the avoidance of doubt, the Existing Board is comprised of eight directors with three vacancies and the following five directors in place: (i) Joy Chen, (ii) Dianne M. Ellis, (iii) Randy Maslow (iv) Michael P. Muldowney, and (v) Robert M. Whelan Jr.;

“Existing Equity” means all of the equity of ICH and any other interest in or entitlement to shares or units in the capital of ICH existing immediately prior to the Effective Time, including, without limitation, any and all Existing Shares, Options, Warrants, preferred shares, conversion privileges, calls, subscriptions, exchangeable securities or other rights, plans (including stock option plans, restricted share unit plans and deferred share unit plans), agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating ICH to issue or sell shares in the capital of ICH or any securities or obligations of any kind convertible into or exchangeable from such shares;

“Existing Equity Holders” means the holders of any Existing Equity;

“Existing Shareholders” means, as the context requires, Registered Shareholders or beneficial holders of the Existing Shares, in their capacities as such;

“Existing Shares” means all Shares that are issued and outstanding prior to the Effective Time;

“Final Order” means the Order of the Court approving the Arrangement under Section 291 of the BCBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance acceptable to the Petitioners and the Requisite Consenting Parties, each acting reasonably;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory, state, municipality or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Guarantors” means the guarantors under the Secured Note Purchase Agreement, being collectively, ICH, S8 Rental Services, LLC, MPX Bioceutical ULC, Bergamot Properties, LLC, iAnthus Holdings Florida, LLC, GrowHealthy Properties, LLC, Fall River Development Company, LLC, CGX Life Sciences Inc., GTL Holdings, LLC, iAnthus Empire Holdings, LLC, Ambary, LLC, Pakalolo, LLC, iAnthus Arizona, LLC, S8 Management, LLC, Scarlet Globemallow, LLC, GHHIA Management, Inc., McCrory’s Sunny Hill Nursery, LLC, iA IT, LLC, Pilgrim Rock Management, LLC, Mayflower Medicinals, Inc., IMT, LLC, GreenMart of Nevada NLV, LLC, iAnthus New Jersey, LLC, iA CBD, LLC, Citiva Medical, LLC, Grassroots Vermont Management Services, LLC, and FWR, Inc.;

“iAnthus Parties” means, collectively, ICH, ICM, the other Guarantors and any non-Guarantor subsidiaries of ICH or ICM;

“iAnthus Released Parties” means, collectively, (i) the iAnthus Parties, (ii) each of their respective officers, directors, employees holding office or employed as of the commencement of the Strategic Review Process (as defined in Affidavit #1 of Julius Kalcevich dated August 4,2020) on April 6, 2020, in each case, including in any such individual’s former capacity as an officer, director or employee of any iAnthus Party, and (iii) each financial advisor and legal counsel that advised the iAnthus Parties in respect of the Strategic Review Process (as defined in Affidavit #1 of Julius Kalcevich dated August 4, 2020), Support Agreement, Plan and BCBCA Proceedings;

“ICH” means iAnthus Capital Holdings, Inc.;

“ICM” means iAnthus Capital Management, LLC;

“ICM Membership Interests” means the membership interests in ICM;

“Initial Supporting Unsecured Debenture Holder Advisors” means Cassels Brock & Blackwell LLP, Stikeman Elliott LLP and such other advisors to the Initial Supporting Unsecured Debenture Holders as agreed to with ICH from time to time;

“Initial Supporting Unsecured Debenture Holders” means those Unsecured Debenture Holders who were initial signatories to the Support Agreement, being each of (i) Senvest Master Fund, L.P., Senvest Global (KY), LP (together, “Senvest”), (ii) Oasis Investments II Master Fund Ltd. (“Oasis”), and (iii) Hadron Alpha PLC - Hadron Alpha Select Fund, and Hadron Healthcare and Consumer Special Opportunities Master Fund (together, “Hadron”), which holders hold in aggregate not less than 75% of the aggregate principal amount of Unsecured Debentures held by all Unsecured Debenture Holders;

“Interim Financing” means the secured non-revolving credit facility provided by the Interim Lenders to ICM pursuant to the Secured Note Purchase Agreement and the issuance of the Interim Financing Secured Notes with an initial principal amount equal to the Interim Financing Principal Amount;

“Interim Financing Principal Amount” means $14,736,842.11;

“Interim Financing Secured Notes” means the 8.0% senior secured notes, due July 13, 2025 issued under the Secured Note Purchase Agreement;

“Interim Lender Claims” means any Claim of the Interim Lenders for amounts payable to it under the Secured Note Purchase Agreement, including all principal, accrued interest, make-whole premium and other amounts owing under the Secured Note Purchase Agreement;

“Interim Lenders” means Gotham Green Fund II, L.P., Gotham Green Fund II (Q), L.P. and Gotham Green Partners SPV V, L.P. and their permitted successors and assigns;

“Interim Order” means the interim order of the Court in respect of the Petitioners pursuant to the BCBCA, in form and substance acceptable to the Requisite Consenting Parties, which, among other things, calls and sets the date for the Meetings, as such order may be amended from time to time in a manner acceptable to the Requisite Consenting Parties;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Law” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity, but excluding all U.S. federal and Canadian federal, provincial or territorial laws, statutes, codes, ordinances, decrees, rules and regulations which apply to the production, trafficking, distribution, processing, extraction, sale or any transactions promoting the business or involving the proceeds of marijuana (cannabis) and related substances (collectively, the “Excluded Laws”), provided, however, that Excluded Laws shall not include any provision of the U.S. Internal Revenue Code, as amended (the “Code”), including, without limitation, Section 280E of the Code;

“Meetings” means, collectively, (i) the Secured Noteholders’ Meeting, (ii) the Unsecured Debenture Holders’ Meeting, and (iii) the Equityholders’ Meeting;

“New Board” means the reconstituted board of directors of ICH at the Effective Time, which shall be comprised of the New Directors;

“New Directors” means seven (7) directors, comprised as follows: (i) three (3) nominees from the Secured Noteholders; (ii) (a) one (1) nominee by Oasis, (b) one (1) nominee by Senvest, and (c) one (1) nominee by Hadron; and (iii) the Chief Executive Officer of ICH who shall be agreed upon by the Secured Noteholders and the Initial Supporting Unsecured Debenture Holders and then appointed by the New Board;

“New Secured Note Guarantors” means the guarantors under the Amended and Restated Secured Note Purchase Agreement, being collectively, the Guarantors;

“New Secured Noteholders” means the holders of New Secured Notes after giving effect to the Plan and shall include the Interim Lenders and the Secured Noteholders;

“New Secured Notes” means the 8.0% senior secured notes, as amended and restated, due on the date that is five years following the Effective Date, to be issued by ICM under the Amended and Restated Secured Note Purchase Agreement;

“New Secured Notes Aggregate Principal Amount” means $99,736,842.11, being the aggregate of the New Secured Notes Base Principal Amount and the Interim Financing Principal Amount;

“New Secured Notes Base Principal Amount” means $85,000,000;

“New Unsecured Notes” means the $20,000,000 aggregate principal amount of 8.0% unsecured debentures, due on the date that is five years following the Effective Date, to be issued by ICM in connection with the Plan;

“Options” means options to purchase Shares issued and outstanding under the Stock Option Plan up to and including the Effective Date;

“Order” means any order of the Court in the BCBCA Proceedings;

“Person” is to be broadly interpreted and includes any individual, firm, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture, Government Entity or any agency, officer or instrumentality thereof or any other entity, wherever situate or domiciled, and whether or not having legal status;

“Petitioners” means, collectively, ICH and ICM;

“Plan” means this amended and restated plan of arrangement and any amendments, modifications or supplements hereto made in accordance with the terms hereof or made at the direction of the Court in the Interim Order or Final Order and with the consent of the Petitioners and the Requisite Consenting Parties, each acting reasonably;

“Record Date” means August 6, 2020;

“Registered Shareholder” means the holder of Shares as recorded on the books and records of ICH or the Transfer Agent;

“Released Claims” means, collectively, the matters that are subject to release and discharge pursuant to Section 5.1;

“Released Parties” means, collectively, the iAnthus Released Parties and the Securityholders’ Released Parties;

“Requisite Consenting Parties” means each of the Initial Supporting Unsecured Debenture Holders and the Secured Noteholders;

“Secured Lender Pro Rata Share” means, for a Secured Lender, the percentage that (i) the aggregate of the principal amount of Secured Notes (plus accrued and unpaid interest and fees) and the principal amount of Interim Financing Secured Notes (plus accrued and unpaid interest) held by the Secured Lender, bears to (ii) the aggregate principal amount of all Secured Notes (plus accrued and unpaid interest and fees) and the Interim Financing Principal Amount (plus accrued and unpaid interest), in each case as at the Distribution Record Date;

“Secured Lender” means each Secured Noteholder and each Interim Lender;

“Secured Note Amendments” means the amendments to the Secured Note Purchase Agreement to be effected pursuant to the Amended and Restated Secured Note Purchase Agreement, including those amendments described in the Circular and/or as may otherwise be agreed to by the Petitioners and the Requisite Consenting Parties, each acting reasonably;

“Secured Note Documents” means, collectively, (i) the Secured Note Purchase Agreement; and (ii) all related documentation, including, without limitation, all guarantee and security documentation, certificates and other instruments, related to the foregoing;

“Secured Note Purchase Agreement” means the second amended and restated secured debenture purchase agreement for the Secured Notes, dated July 10, 2020, by and among ICH, ICM, the other Guarantors, the Secured Noteholders and the Collateral Agent, as amended, modified and/or supplemented from time to time as of the date hereof;

“Secured Noteholder Advisors” means Davies Ward Phillips & Vineberg LLP, Honigman LLP, SkyLaw Professional Corporation, and such other advisors to the Secured Noteholders as agreed to with ICH from time to time;

“Secured Noteholder Claim” means any Claim of a Secured Noteholder for amounts payable to it under the Secured Notes and the Secured Note Purchase Agreement, including all principal, accrued interest, make-whole, premium and other amounts owing under the Secured Notes and the Secured Note Documents;

“Secured Noteholders” means the holders of the Secured Notes and their permitted successors and assigns;

“Secured Noteholders’ Arrangement Resolution” means the resolution of the Secured Noteholders relating to the Arrangement to be considered at the Secured Noteholders’ Meeting, substantially in the form attached as Appendix A to the Circular;

“Secured Noteholders’ Meeting” means the meeting of the Secured Noteholders as of the Record Date to be called and held pursuant to the Interim Order for the purpose of considering and voting on the Secured Noteholders’ Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournment(s) or postponement(s) of such meeting;

“Secured Notes” means the 13.0% senior secured notes, due May 2021 issued under the Secured Note Purchase Agreement;

“Securityholders’ Released Parties” means, collectively, (i) the Secured Noteholders, the Interim Lenders, the Unsecured Debenture Holders, the Initial Supporting Unsecured Debenture Holders, and the Collateral Agent and each of their respective limited partners, general partners and affiliated management companies, (collectively, the “Securityholders”), (ii) each of their respective officers, directors, employees and controlling persons holding office or employed as of the date of the Support Agreement, in each case, including in any such individual’s former capacity as an officer, director, employee or controlling person of any Securityholders, and (iii) the Initial Supporting Unsecured Debenture Holder Advisors and Secured Noteholder Advisors which advised the Securityholders in respect of the Support Agreement, Plan and BCBCA Proceedings;

“Shareholder” means a holder of Shares;

“Shares” means the common shares in the capital of ICH, which, after giving effect to this Arrangement, shall be comprised of the Debt Exchange Common Shares and the Existing Shares;

“Stock Option Plan” means ICH’s equity compensation plan effective as of November 2015, as amended and restated on October 15, 2018, and as may be further amended from time to time;

“Support Agreement” means the restructuring support agreement among the iAnthus Parties, the Secured Noteholders and the Initial Supporting Unsecured Debenture Holders dated July 10, 2020 (including, for certainty, the term sheet appended thereto), as may be amended or supplemented from time to time pursuant to its terms;

“Transfer Agent” means Computershare Investor Services Inc.;

“Unsecured Debenture Documents” means, collectively, (i) Unsecured Debenture Purchase Agreements; and (ii) all related documentation, including, without limitation, all certificates and other instruments, related to the foregoing;

“Unsecured Debenture Purchase Agreements” means the debenture purchase agreements for the Unsecured Debentures, dated March 15, 2019 or April 29, 2019, as applicable, by and among ICH and each Unsecured Debenture Holder, as amended, modified and/or supplemented from time to time as of the date hereof;

“Unsecured Debenture Holders” means the holders of Unsecured Debentures and their permitted successors and assigns;

“Unsecured Debenture Holder Claim” means any Claim of an Unsecured Debenture Holder for amounts payable to it under the Unsecured Debentures and the Unsecured Debenture Purchase Agreements, including all principal, accrued interest, make-whole, premium and other amounts owing under the Unsecured Debentures and the Unsecured Debenture Documents;

“Unsecured Debenture Holder Pro Rata Share” means the percentage that the principal amount of Unsecured Debentures held by an Unsecured Debenture Holder bears to the aggregate principal amount of all Unsecured Debentures as at the Distribution Record Date;

“Unsecured Debenture Holders’ Arrangement Resolution” means the resolution of the Unsecured Debenture Holders relating to the Arrangement to be considered at the Unsecured Debenture Holders’ Meeting, substantially in the form attached as Appendix B to the Circular;

“Unsecured Debenture Holders’ Meeting” means the meeting of the Unsecured Debenture Holders as of the Record Date to be called and held pursuant to the Interim Order for the purpose of considering and voting on the Unsecured Debenture Holders’ Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournments) or postponements) of such meeting;

“Unsecured Debentures” means the 8.0% unsecured convertible debentures maturing on March 15, 2023 issued pursuant to one or more Unsecured Debenture Purchase Agreements between each of the Unsecured Debenture Holders and ICH;

“US Dollars” or “US$” means the lawful currency of the United States of America;

“US Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute;

“Voting Agreement” means the voting agreement to be entered into among ICH, ICM and the Secured Lenders and Initial Supporting Unsecured Debenture Holders, in form and substance acceptable to the Secured Lenders and the Initial Supporting Unsecured Debenture Holders; and

“Warrants” means all of the issued and outstanding warrants to purchase Shares.

1.2       Certain Rules of Interpretation

For the purposes of this Plan:

(a)	Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an Order or an existing document or exhibit filed or to be filed means such instrument, agreement, Order, document or exhibit as it may have been or may be amended, modified, or supplemented in accordance with its terms;
(b)	The division of this Plan into Articles and Sections is for convenience of reference only and does not affect the construction or interpretation of this Plan, nor are the descriptive headings of Articles and Sections intended as complete or accurate descriptions of the content thereof;
(c)	The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;
(d)	The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;
(e)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;
(f)	Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Government Entity includes all regulations made thereunder, all amendments to or reenactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation;
(g)	References to a specific Recital, Article or Section shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific Recital, Article or Section of this Plan, whereas the terms “this Plan”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular Recital, Article, Section or other portion of this Plan and include any documents supplemental hereto; and
(h)	The word “or” is not exclusive.

1.3       Governing Law

This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4       Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, United States Dollars.

1.5       Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6       Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

ARTICLE 2
TREATMENT OF AFFECTED PARTIES

2.1       Treatment of Secured Noteholders

(a)	On the Effective Date, and in accordance with the steps and in the sequence set forth in Section 4.3:
(i)	the Secured Note Purchase Agreement shall be amended and restated as the Amended and Restated Secured Note Purchase Agreement, which Amended and Restated Secured Note Purchase Agreement shall include the Secured Note Amendments;
(ii)	the Secured Noteholders shall receive: (A) New Secured Notes in the amount of their Secured Lender Pro Rata Share of the New Secured Notes Aggregate Principal Amount; (B) their Secured Lender Pro Rata Share of 25% of the New Unsecured Notes issued in connection with the Arrangement; and (C) their Secured Lender Pro Rata Share of 50% of the Debt Exchange Common Shares issued in connection with the Arrangement; and
(iii)	the Secured Noteholders shall and shall be deemed to irrevocably and finally exchange their Secured Notes (and all Secured Noteholder Claims thereon) for the number of New Secured Notes, New Unsecured Notes and Debt Exchange Common Shares provided for in Section 2.1 (a)(ii)(A), (B) and (C);

(b)	the issuance of New Secured Notes, New Unsecured Notes and Debt Exchange Common Shares to the Secured Noteholders pursuant to this Plan has not been and will not be registered under the US Securities Act or the securities laws of any state of the United States, but will be issued pursuant to the exemption set forth in Section 3(a)(10) of the US Securities Act.
(c)	On the Effective Date, all of the reasonable and documented fees and expenses of the Secured Noteholder Advisors up to and including the Effective Date shall have been paid in full in accordance with the Interim Financing Budget (as defined in the Support Agreement).

2.2       Treatment of Unsecured Debenture Holders

(a)	On the Effective Date and in accordance with the steps and sequence as set forth in Section 4.3, each Unsecured Debenture Holder shall receive:
(i)	its Unsecured Debenture Holder Pro Rata Share of 75% of the New Unsecured Notes issued in connection with the Arrangement; and
(ii)	its Unsecured Debenture Holder Pro Rata Share of 50% of the Debt Exchange Common Shares issued in connection with the Arrangement,

which shall, and shall be deemed to, be received in full and final settlement of its Unsecured Debentures and Unsecured Debenture Holder Claims.

(b)	After giving effect to the terms of this Section 2.2, the obligations of the iAnthus Parties with respect to the Unsecured Debentures and the Unsecured Debenture Purchase Agreements shall, and shall be deemed to, have been irrevocably and finally extinguished, each Unsecured Debenture Holder shall have no further right, title or interest in or to the Unsecured Debentures or its Unsecured Debenture Holder Claim, and the Unsecured Debentures and the Unsecured Debenture Purchase Agreements shall be cancelled.
(c)	The issuance of New Unsecured Notes and Debt Exchange Common Shares in exchange for Unsecured Debentures and Unsecured Debenture Holder Claims pursuant to this Plan has not been and will not be registered under the US Securities Act or the securities laws of any state of the United States, but will be issued pursuant to the exemption set forth in Section 3(a)(10) of the US Securities Act.
(d)	On the Effective Date, all of the reasonable and documented fees and expenses of the Initial Supporting Debenture Holders’ Advisors up to and including the Effective Date shall have been paid in full in accordance with the Interim Financing Budget (as defined in the Support Agreement).

2.3       Treatment of Interim Lenders

(a)	On the Effective Date, and in accordance with the steps and in the sequence set forth in Section 4.3:
(i)	the Secured Note Purchase Agreement shall be amended and restated as the Amended and Restated Secured Note Purchase Agreement, which Amended and Restated Secured Note Purchase Agreement shall include the Secured Note Amendments;
(ii)	the Interim Lenders shall receive: (A) New Secured Notes in the amount of their Secured Lender Pro Rata Share of the New Secured Notes Aggregate Principal Amount; (B) their Secured Lender Pro Rata Share of 25% of the New Unsecured Notes issued in connection with the Arrangement; and (C) their Secured Lender Pro Rata Share of 50% of the Debt Exchange Common Shares issued in connection with the Arrangement; and
(iii)	the Interim Lenders shall and shall be deemed to irrevocably and finally exchange their Interim Financing Secured Notes (and all Interim Lender Claims thereon) for the number of New Secured Notes, New Unsecured Notes and Debt Exchange Common Shares provided for in Section 2.3(a)(ii)(A), (B) and (C).
(b)	The issuance of New Secured Notes, New Unsecured Notes and Debt Exchange Common Shares to the Interim Lenders in exchange for the Interim Financing Secured Notes and Interim Lender Claims pursuant to this Plan has not been and will not be registered under the US Securities Act or the securities laws of any state of the United States, but will be issued pursuant to the exemption set forth in Section 3(a)(10) of the US Securities Act.

2.4       Treatment of Existing Equity Holders

(a)	Each Existing Shareholder shall retain its Existing Shares, such that Existing Shareholders shall hold in aggregate 2.75% of the Shares of ICH issued and outstanding immediately following the implementation of this Plan.
(b)	Pursuant to this Plan and in accordance with the steps and sequences set forth herein, all of the Affected Equity shall be terminated and cancelled and shall be deemed to be terminated and cancelled without the need for any repayment of capital thereof or any other liability, payment or compensation therefor and, for greater certainty, no Affected Equityholders shall be entitled to receive any interest, dividends, premium or other payment in connection therewith.
(c)	The Affected Equity Claims shall be released in the manner set forth in Section 5.1.

ARTICLE 3
ISSUANCES, DISTRIBUTIONS AND PAYMENTS

3.1       Delivery of New Secured Notes and New Unsecured Notes

(a)	The delivery of the New Secured Notes to be issued to the New Secured Noteholders pursuant to the Plan shall be made by way of directly registered certificates in respect of the New Secured Notes and delivered directly to the New Secured Noteholders.
(b)	The delivery of the New Unsecured Notes to be issued to the Secured Lenders and the Unsecured Debenture Holders pursuant to the Plan shall be made by way of directly registered certificates in respect of the New Unsecured Notes and delivered directly to the Secured Lenders and the Unsecured Debenture Holders.

3.2       Issuance and Delivery of Debt Exchange Common Shares

(a)	On the Effective Date, all Debt Exchange Common Shares issued in connection with this Plan shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.
(b)	On the Effective Date, ICH shall deliver a treasury direction to the Transfer Agent that directs the Transfer Agent to issue all Debt Exchange Common Shares to be distributed under this Plan and direct the Transfer Agent to cause such Debt Exchange Common Shares to be distributed on the Effective Date (or such other date as the Petitioners and Requisite Consenting Parties may agree, each acting reasonably).
(c)	The delivery of Debt Exchange Common Shares will be made, at the recipient’s option, either (i) through the facilities of DTC and/or CDS to Intermediaries who, in turn, will make delivery of the Debt Exchange Common Shares to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of DTC and/or CDS, or (ii) by providing Direct Registration System advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) and registered electronically in ICH’s records which will be maintained by the Transfer Agent.
(d)	The aggregate number of Debt Exchange Common Shares shall be equal to 6,072,579,699 Debt Exchange Common Shares, subject to Section 4.2 of the Plan; provided that the aggregate number of Debt Exchange Common Shares is calculated based on the 171,718,192 Existing Shares issued and outstanding as of the Record Date that shall, following the issuance of the Debt Exchange Common Shares pursuant to this Plan, equal 2.75% of the Shares of ICH issued and outstanding immediately following the implementation of the Plan. If the number of Existing Shares outstanding on the Distribution Record Date is not 171,718,192, then the Aggregate Number of Debt Exchange Common Shares shall be amended proportionately by ICH to reflect the aggregate number of Existing Shares to be actually issued and outstanding on the Effective Date prior to the Effective Time.

3.3       No Liability in respect of Deliveries

None of the iAnthus Parties, nor their respective directors or officers, shall have any liability or obligation in respect of any deliveries, directly or indirectly, from: (i) DTC and/or CDS, (ii) the Intermediaries; or (iii) any other duly appointed agent, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by the iAnthus Parties pursuant to this Plan.

3.4       Surrender and Cancellation of Secured Notes, Interim Financing Secured Notes and Unsecured Debentures

(a)	On the Effective Date, each of the Secured Noteholders shall surrender, or cause the surrender of, the certificate(s) representing the Secured Notes to ICM for cancellation in exchange for the consideration payable to Secured Noteholders under Section 2.1 of this Plan.
(b)	On the Effective Date, each of the Unsecured Debenture Holders shall surrender, or cause the surrender of, the certificate(s) representing the Unsecured Debentures to ICH for cancellation in exchange for the consideration payable to Unsecured Debenture Holders under Section 2.2 of this Plan.
(c)	On the Effective Date, each of the Interim Lenders shall surrender, or cause the surrender of, the certificate(s) representing the Interim Financing Secured Notes to ICM for cancellation in exchange for the consideration payable to Interim Lenders under Section 2.3 of this Plan.

3.5       Application of Plan Distributions

All amounts paid or payable hereunder on account of the Debtholder Claims (including, for greater certainty, any securities received hereunder) shall be applied in a manner acceptable to the Petitioners, the Secured Lenders and the Initial Supporting Unsecured Debenture Holders.

3.6       Withholding Rights

The Petitioners shall be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as the Petitioners are required to deduct or withhold with respect to such payment under the Income Tax Act (Canada), or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

3.7       No Novation

For greater certainty, the issuance of the New Secured Notes pursuant to the Amended and Restated Secured Note Purchase Agreement in exchange for the Secured Notes and the Interim Financing Secured Notes under this Plan is not intended to result in a novation or the issuance of new indebtedness of ICH or ICM, but rather the same indebtedness as evidenced by the Remaining Secured Notes, subject to the Secured Note Amendments, will continue to exist, with full force and effect, in amended form, under the New Secured Notes and the Amended and Restated Secured Note Purchase Agreement.

ARTICLE 4
IMPLEMENTATION

4.1       Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any members of the iAnthus Parties will occur and be effective as of the Effective Date (or such other date as the Petitioners and the Requisite Consenting Parties may agree, each acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the iAnthus Parties. All necessary approvals to take actions shall be deemed to have been obtained from the directors or the shareholders of the iAnthus Parties, as applicable.

4.2       Fractional Interests

(a)	No certificates representing fractional Shares shall be allocated under this Plan, and fractional share interests shall not entitle the owner thereof to vote or to any rights of a Shareholder. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to fractional Shares pursuant to this Plan shall be rounded up to the nearest whole number.
(b)	The principal amount of New Secured Notes that each Secured Lender shall be entitled to under this Plan shall in each case be rounded down to the nearest $0.01 without compensation therefor.
(c)	The principal amount of New Unsecured Notes that each Secured Lender and each Unsecured Debenture Holder shall be entitled to under this Plan shall in each case be rounded down to the nearest $0.01 without compensation therefor.

4.3       Effective Date Transactions

Commencing at the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, in the following order, in an uninterrupted sequence, in five minute increments (unless otherwise indicated) and at the times set out in this Section 4.3 (or in such other manner or order or at such other time or times as the Petitioners and the Requisite Consenting Parties may agree, each acting reasonably), without any further act or formality required on the part of any Person, except as may be expressly provided herein:

(a)	All Affected Equity shall be cancelled and extinguished for no consideration.
(b)	The following shall occur concurrently (unless otherwise indicated):

(i)	the aggregate outstanding principal amount of each Secured Lender’s Secured Notes and Interim Financing Secured Notes, plus all accrued and unpaid interest on such principal amount, shall be forgiven, settled and extinguished to the extent such amount exceeds the aggregate of: (A) the principal amount of the New Secured Notes to be issued to it in accordance with Section 4.3(c)(ii)(A); (B) the principal amount of its Secured Lender Pro Rata Share of 25% of the New Unsecured Notes to be issued to it in accordance with Section 4.3(c)(ii)(B); and (C) the fair market value on the Effective Date of its Secured Lender Pro Rata Share of 50% of the Debt Exchange Common Shares to be issued to it in accordance with Section 4.3(c)(ii)(C) (the remaining principal amount of each Secured Lender’s Secured Notes and Interim Financing Secured Notes following such forgiveness, settlement and extinguishment being, collectively, the “Remaining Secured Notes”); and
(ii)	the outstanding principal amount of each Unsecured Debenture Holder’s Unsecured Debentures, plus all accrued and unpaid interest on such principal amount, shall be forgiven, settled and extinguished to the extent such amount exceeds the aggregate of (A) the principal amount of its Unsecured Debenture Holder Pro Rata Share of 75% of the New Unsecured Notes to be issued to it pursuant to in accordance with Section 4.3(d)(i); and (B) the fair market value on the Effective Date of its Unsecured Debenture Holder Pro Rata share of 50% of the Debt Exchange Common Shares to be issued to it in accordance with Section 4.3(d)(ii) (the remaining principal amount of each Unsecured Debenture Holder’s Unsecured Debentures following such forgiveness, settlement and extinguishment being the “Remaining Unsecured Debentures”).
(c)	The following shall occur consecutively:
(i)	ICM, the New Secured Note Guarantors, the New Secured Noteholders and the Collateral Agent shall enter into the Amended and Restated Secured Note Purchase Agreement together with all related documentation as agreed by ICM, the New Secured Note Guarantors, the New Secured Noteholders, the Collateral Agent, and the Initial Supporting Unsecured Debenture Holders each acting reasonably, which shall amend and restate the Secured Note Purchase Agreement;
(ii)	in exchange for, and in full and final settlement of, the Remaining Secured Notes, ICH or ICM, as applicable, shall pay to each Secured Lender:
(A)	its New Secured Notes in an aggregate principal amount equal to its Secured Lender Pro Rata Share of the New Secured Notes Aggregate Principal Amount, which New Secured Notes shall be distributed in the manner described in Section 3.1;

(B)	its Secured Lender Pro Rata Share of 25% of the New Unsecured Notes to be issued pursuant to the Plan, which New Unsecured Notes shall be distributed in the manner described in Section 3.1; and
(C)	its Secured Lender Pro Rata Share of 50% of the Debt Exchange Common Shares to be issued pursuant to the Plan, which Debt Exchange Common Shares shall be distributed in the manner described in Section 3.2; and
(d)	Concurrently with the steps set forth in Section 4.3(c) above, in exchange for, and in full and final settlement of, the Remaining Unsecured Debentures, ICH or ICM, as applicable, shall pay to each Unsecured Debenture Holder:
(i)	its Unsecured Debenture Holder Pro Rata Share of 75% of the New Unsecured Notes to be issued pursuant to the Plan, which New Unsecured Notes shall be distributed in the manner described in Section 3.1; and
(ii)	its Unsecured Debenture Holder Pro Rata Share of 50% of the Debt Exchange Common Shares to be issued pursuant to the Plan, which Debt Exchange Common Shares shall be distributed in the manner described in Section 3.2.
(e)	Concurrently with the delivery of the New Unsecured Notes and the Debt Exchange Common Shares to be issued to the Unsecured Debenture Holders in accordance with Section 4.3(d):
(i)	the Unsecured Debenture Holder Claims shall, and shall be deemed to be, irrevocably and finally extinguished and such Unsecured Debenture Holder shall have no further right, title or interest in and to the Unsecured Debentures or its Unsecured Debenture Holder Claim; and
(ii)	the Unsecured Debentures and the Unsecured Debenture Documents shall be cancelled, provided that the Unsecured Debenture Documents shall remain in effect solely to allow the applicable persons, as necessary, to make the distributions set forth in this Plan.
(f)	Concurrently with the steps set forth in Section 4.3(c)(ii) above, as consideration for ICH issuing the Debt Exchange Common Shares to the Secured Lenders pursuant to Section 4.3(c)(ii)(C), ICM shall issue to ICH such number of ICM Membership Interests as is equal in value to the fair market value on the Effective Date of the Debt Exchange Common Shares issued to the Secured Lenders pursuant to Section 4.3(c)(ii)(C) of the Plan.
(g)	Immediately following the issuance of the ICM Membership Interests provided for in Section 4.3(f), the number of ICM Membership Interests shall be consolidated such that the number of issued and outstanding ICM Membership Interests will equal the number of ICM Membership Interests that were issued and outstanding immediately prior to the issuances provided for in Section 4.3(f).

(h)	IAH shall pay in full in cash the outstanding reasonable and documented fees and expenses of the Secured Noteholder Advisors and the Initial Supporting Unsecured Debenture Holder Advisors pursuant to the terms and conditions of set out in the Support Agreement (except as such terms relate to the timing for payment of such reasonable and documented outstanding fees and expenses).
(i)	IAH shall pay in full in cash the outstanding reasonable and documented fees and expenses of the Company Advisors pursuant to the terms and conditions of applicable fee arrangements entered into by ICH with such advisors (except as such terms relate to the timing for payment of such reasonable and documented outstanding fees and expenses).
(j)	The releases referred to in Section 5.1 shall become effective.
(k)	The Voting Agreement shall become effective.
(l)	The Existing Board shall be reconstituted through the staggered resignations of all directors of the Existing Board and the New Board shall be deemed to fill the vacancies created by such resignations without the necessity of the holding of a further ICH shareholders’ meeting.

ARTICLE 5
RELEASES

5.1       Release of Released Parties

At the applicable time pursuant to Section 4.3, each of the Released Parties shall be released and discharged from all present and future actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever (other than liabilities or claims attributable to such Released Party’s gross negligence, fraud or wilful misconduct as determined by the final judgment of a court of competent jurisdiction following the exhaustion of all rights of appeal), which:

(a)	any Person now has, or may have against any of the Released Parties, arising on or prior to the Effective Date in connection with the Support Agreement, this Plan, the BCBCA Proceedings, the transactions contemplated hereunder and any proceedings commenced with respect to or in connection with this Plan;
(b)	are Affected Equity Claims of any other Released Party or of any person that was an Affected Equityholder or an Existing Shareholder on the Record Date to the extent such Affected Equity Claim arose on or prior to the Effective Date;
(c)	any other Released Party, or any person that was an Affected Equityholder or an Existing Shareholder on the Record Date now has, or may have against any of the Released Parties, arising on or prior to the Effective Date in connection with the Secured Notes, the Secured Note Documents, the Interim Financing, the Interim Financing Secured Notes, the Unsecured Debentures, the Unsecured Debenture Documents, and the Affected Equity; and

(d)	any Person ever had, now has, or may have against any of the iAnthus Released Parties for contribution and indemnity with respect to all present and future actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever expressly released hereunder, provided that, nothing in this paragraph shall release or discharge any of the Released Parties from or in respect of its obligations under this Plan, the Support Agreement, and the Amended and Restated Secured Note Purchase Agreement.

ARTICLE 6
CONDITIONS PRECEDENT AND IMPLEMENTATION

6.1       Conditions to Plan Implementation

The implementation of this Plan shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 6.2) of the following conditions:

(a)	The Court shall have granted the Final Order, the operation and effect of which shall not have been stayed, reversed or amended, and in the event of an appeal or application for leave to appeal, final determination shall have been made by the applicable appellate court;
(b)	If determined necessary by ICH and the Requisite Consenting Parties, acting reasonably, the Final Order shall have been recognized in recognition proceedings pursuant to applicable Law in the United States and all court materials (including any recognition order granted) in connection with the recognition proceedings shall be in form and substance acceptable to the Requisite Consenting Parties;
(c)	No Law shall have been passed and become effective, the effect of which makes the consummation of this Plan illegal or otherwise prohibited;
(d)	All conditions to implementation of this Plan set out in the Support Agreement shall have been satisfied or waived in accordance with their terms and the Support Agreement shall not have been terminated and the iAnthus Parties and Requisite Consenting Parties shall have delivered a Closing Certificate respecting same;
(e)	ICH shall be a public company following the implementation of the Plan and the Shares shall be approved for trading on the CSE, or if necessary, the NEO Exchange Inc. or on another stock exchange acceptable to the Secured Noteholders and the Initial Supporting Unsecured Debenture Holders, subject only to receipt of customary final documentation; and
(f)	The Petitioners shall have paid the reasonable and documented fees and expenses of the Company Advisors, the Secured Noteholder Advisors and the Initial Supporting Unsecured Debenture Holder Advisors up to and including the Effective Date.

6.2       Waiver of Conditions

The Petitioners and the Requisite Consenting Parties, upon unanimous agreement, may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, to the extent and on such terms as such parties may agree, each acting reasonably, provided however that the conditions set out in Sections 6.1(a), (c), and (f) cannot be waived.

6.3       Effectiveness

(a)	This Plan will become effective in the sequence described in Section 4.3 on the execution of the Closing Certificate, and shall be binding on and enure to the benefit of the iAnthus Parties, the Secured Noteholders, the Unsecured Debenture Holders, the Interim Lenders, all Existing Equity Holders, the Released Parties, the directors and officers of the iAnthus Parties and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns. The Closing Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 4.3 has become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.
(b)	Notwithstanding the foregoing, to the extent the approval, consent or authorization of any U.S. state or local Governmental Entity is required under applicable Law to approve the transactions contemplated by this Plan with respect to any Guarantor, this Plan shall not be effective with respect to such Guarantor until the approval, consent or authorization of the applicable Governmental Entity(ies) is obtained.

ARTICLE 7
GENERAL

7.1       Deemed Consents, Waivers and Agreements

At the Effective Time:

(a)	each Secured Noteholder, Unsecured Debenture Holder, Interim Lender and Existing Equity Holder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety (both as a Secured Noteholder, Unsecured Debenture Holder, Interim Lender and as a holder of Existing Equity, if applicable);
(b)	each iAnthus Party, Secured Noteholder, Unsecured Debenture Holder, Interim Lender and Existing Equity Holder shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety; and

(c)	all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety shall be deemed to have been executed and delivered to the iAnthus Parties.

7.2       Waiver of Defaults

From and after the Effective Time, all Persons shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, all Persons shall be deemed to have:

(a)	waived any and all defaults or events of default or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the Secured Notes or the Secured Note Purchase Agreement, the Unsecured Debentures, the Unsecured Debenture Purchase Agreement, the Secured Note Documents, the Unsecured Debenture Documents, the Interim Financing Secured Notes, the Support Agreement, the Arrangement, the Arrangement Agreement, this Plan, the transactions contemplated hereunder and any proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the iAnthus Parties and their respective successors from performing their obligations under this Plan; and
(b)	agreed that, if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and the iAnthus Parties and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

7.3       Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Secured Noteholders, the Interim Lenders or the Unsecured Debenture Holders, on the one hand, and any of the iAnthus Parties, on the other hand, as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority.

7.4       Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

7.5       Modification of Plan

Subject to the terms and conditions of the Support Agreement:

(a)	the Petitioners reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, provided that (except as provided in subsection (c) below) any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, if made following the Meetings, approved by the Court, (ii) agreed to by each of the Requisite Consenting Parties, and (iii) communicated to the Secured Noteholders, Unsecured Debenture Holders and Existing Shareholders in the manner required by the Court (if so required);
(b)	any amendment, modification or supplement to this Plan may be proposed by the Petitioners, with the consent of each of the Requisite Consenting Parties, at any time prior to or at the Meetings, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Meetings, shall become part of this Plan for all purposes; and
(c)	any amendment, modification or supplement to this Plan may be made following the Meetings by the Petitioners, with the consent of each of the Requisite Consenting Parties, and without requiring filing with, or approval of, the Court, provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the Secured Noteholders, Unsecured Debenture Holders and Existing Shareholders.

7.6       Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, ordinary mail or email addressed to the respective parties as follows:

(a)	If to the Petitioners, or any other of the iAnthus Parties, at:

iAnthus Capital Holdings, Inc.
c/o McMillan LLP
Brookfield Place
181 Bay Street, Suite 4400
Toronto, Ontario
M5J 2T3

Attention:      Wael Rostom, Tushara Weerasooriya and James Munro
Email:               [Redacted: Personal Contact Information]

(b)	If to any of the Secured Lenders or the Collateral Agent:

c/o Gotham Green Partners, LLC
1437 4th Street, Suite 200
Santa Monica, California 90401

Attention:     David Rosenthal
Email:             [Redacted: Personal Contact Information]

with a required copy (which shall not be deemed notice) to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario M5V 3J7

Attention:     Robin B. Schwill
Email:             [Redacted: Personal Contact Information]

Honigman LLP
660 Woodward Avenue
2290 First National Building
Detroit, Michigan 48226

Attention:     Michael D. DuBay
Email:             [Redacted: Personal Contact Information]

SkyLaw Professional Corporation
Suite 204, 3 Bridgman Avenue
Toronto, Ontario M5R 3V4

Attention :   Kevin R. West
Email:            [Redacted: Personal Contact Information]

(c)	If to any of the Supporting Unsecured Debenture Holders (except in respect of Oasis Investments II Master Fund Ltd.):

Senvest Management LLC
540 Madison Avenue, 32nd Floor
New York, New York 10022

Attention:   Bobby Trahanas
Email:           [Redacted: Personal Contact Information]

and to:

Hadron Capital
5 Royal Exchange Buildings
London, United Kingdom Ec3V 3NL

Attention:   Marco D’Attansio
Email:           [Redacted: Personal Contact Information]

with a required copy (except in respect of Oasis Investments II Master Fund Ltd.) (which shall not be deemed notice) to:

Cassels Brock & Blackwell LLP
Suite 2100, 40 King Street West
Scotia Plaza
Toronto, Ontario M5H 3C2

Attention:    Ryan Jacobs, Michael Wunder and Jeff Roy
Email:            [Redacted: Personal Contact Information]

If to Oasis Investments II Master Fund Ltd.:

Oasis Management (Hong Kong)
21/F Man Yee Building
68 Des Voeux Road Central
Central, Hong Kong

Attention:   General Counsel
Email:           [Redacted: Personal Contact Information]

and in respect of Oasis Investments II Master Fund Inc., with a required copy (which shall not be deemed notice) to:

Stikeman Elliott LLP
Suite 5300, 199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1B9

Attention:    Brian M. Pukier and Ashley Taylor
Email:            [Redacted: Personal Contact Information]

or to such other address as any party above may from time to time notify the others in accordance with this Section 7.6. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by email and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing, provided that such day in either event is a Business Day and the communication is so delivered or emailed before 5:00 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. The unintentional failure by the Petitioners to give a notice contemplated hereunder to any particular Noteholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

7.7       Different Capacities

Subject to the Support Agreement and the Interim Order, if any Person holds more than one type, series or class of Existing Shares, Secured Notes, Interim Financing Secured Notes or Unsecured Debentures, as the case may be, such Person shall have all of the rights given to a holder of each particular type, series or class of Existing Shares, Secured Notes, Interim Financing Secured Notes or Unsecured Debentures so held. Subject to the Support Agreement and the Interim Order, nothing done by a Person acting in its capacity as a holder of a particular type, series or class of Existing Shares, Secured Notes, Interim Financing Secured Notes or Unsecured Debentures, as the case may be, affects such Person’s rights as a holder of another type, series or class of Existing Shares, Secured Notes, Interim Financing Secured Notes or Unsecured Debentures.

7.8       Consent of Requisite Consenting Parties

For the purposes of this Plan:

(a)	any matter requiring the agreement, waiver, consent or approval of the Initial Supporting Unsecured Debenture Holders shall be deemed to have been agreed to, waived, consented to or approved by such Initial Supporting Unsecured Debenture Holders if such matter is agreed to, waived, consented to or approved in writing by Cassels Brock & Blackwell LLP (except in respect of Oasis Investments II Master Fund Ltd.) and Stikeman Elliot LLP (only in respect of Oasis Investments II Master Fund Ltd.), provided that each of Cassels Brock & Blackwell LLP and Stikeman Elliot LLP expressly confirms in writing (which can be by way of e-mail) that it is providing such agreement, consent, waiver or approval on behalf of the applicable Initial Supporting Unsecured Debenture Holders; and
(b)	any matter requiring the agreement, waiver, consent or approval of the Secured Lenders shall be deemed to have been agreed to, waived, consented to or approved by the Secured Lenders if such matter is agreed to, waived, consented to or approved in writing by Davies Ward Phillips and Vineberg LLP, provided that Davies Ward Phillips and Vineberg LLP expressly confirms in writing (which can be by way of e-mail) that it is providing such agreement, consent, waiver or approval on behalf of the Secured Lender.

7.9       Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality, each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

APPENDIX “A”
FORM OF CLOSING CERTIFICATE

RE:	Arrangement Agreement dated August 6, 2020 between iAnthus Capital Holdings, Inc. and iAnthus Capital Management, LLC (the “Arrangement Agreement”)

Defined terms used but not defined in this certificate shall have the meanings ascribed thereto in the Arrangement Agreement.

Each of the undersigned hereby confirms that the undersigned is satisfied that the conditions precedent to its respective obligations to complete the Arrangement Agreement, including but not limited to those conditions precedent set out in the Restructuring Support Agreement dated July 10, 2020 among, inter alia, the undersigned, have been satisfied and that the Arrangement is completed as of _______________________ (am/pm Toronto time) (the “Effective Time”) on ________________ (the “Effective Date”).

[signatures pages follow]

[Signatures to be added]